EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

AMPEX CORPORATION REPORTS

Q3 2007 FINANCIAL RESULTS

REDWOOD CITY, Calif., November 7, 2007 – Ampex Corporation (Nasdaq:AMPX) today reported a net loss of $0.5 million ($0.14 loss per basic and diluted share) on revenues of $9.4 million in the third quarter of 2007 compared to a net income of $1.8 million ($0.48 and $0.47 income per basic and diluted share, respectively) on revenues of $8.6 million in the third quarter of 2006.

Key factors affecting the Company’s quarterly financial results are as follows:

•

Licensing revenue from running royalties recognized on shipments by our licensees totaled $2.7 million in the quarter ended September 30, 2007 compared to $3.2 million in the quarter ended September 30, 2006.

•

The Recorders segment earned operating income of $0.9 million ($0.23 per diluted share) in the third quarter of 2007 compared to $0.4 million ($0.11 per diluted share) in the comparable period in 2006. Total Recorders segment product and service revenues increased to $6.7 million in the third quarter of 2007 from $5.4 million in the third quarter of 2006, primarily due to increased sales of our solid state and disk-based instrumentation recorders to $3.5 million in the third quarter of 2007 compared to $1.8 million in the comparable period in 2006, offset in part by decreased sales of our legacy tape-based products. Backlog of orders totaled $4.0 million at September 30, 2007. Significant orders that contain cancellation provisions or other restrictions are excluded from backlog.

•	Operating income for the Company’s business segments and unallocated corporate expenses were as follows:

	For the three months ended September 30,
	2007	2006
	(in millions)
Licensing segment	$2.0	$1.4
Recorders segment	0.9	0.4
Unallocated corporate	(2.3)	(1.8)

Operating income	$0.6	$—

•

Interest expense for the three months ended September 30, 2007 was $1.2 million compared to $0.8 million for the three months ended September 30, 2006. Total debt at September 30, 2007 was $51.3 million, up from $33.2 million at September 30, 2006, primarily due to borrowings from Hillside Capital Incorporated (“Hillside”) in relation to funding of the Company’s defined benefit pension plan.

•

Other income and expense, net for the three months ended September 30, 2006 included $2.4 million of incentive fees assigned to us by the general partner of an investment limited partnership upon the sale of an investment. There were no incentive fees received in 2007.

Over the next several months, we intend to identify specific licensing strategies for our major patent/product groups. Additional internal and external resources, as well as a restructuring of the Hillside Notes, will be required to pursue any patent monetization opportunities that we identify.

On September 12, 2007, we entered into a standstill agreement with Hillside that currently is scheduled to expire on November 15, 2007 to enable the parties to restructure the Hillside Notes, clarify how future pension contributions will be funded and remove the notice of technical default that was issued by Hillside in July 2007. The restructuring plan was conditioned upon raising a minimum of $15 million of equity, which we presently believe we will not be able to satisfy. We have informed Hillside that we wish to extend the standstill period and to enter into further negotiations to develop a mutually acceptable plan that provides sufficient resources for us to remain a going concern. Hillside has indicated their willingness to extend the standstill period on terms to be negotiated.

Based on our projected operations, we believe that we will not have sufficient financial resources or be able to generate cash flow to service all of our obligations, including scheduled indebtedness, within the next 12 months and beyond. In order for the Company to remain a going concern we will be required to substantially modify the repayment terms of our Senior Notes as well as the Hillside Notes. Alternatively, we may be required to issue new equity to holders of all or most of our outstanding debt securities, as well as for debt that will be issued in connection with future pension plan contributions. Any such issuance of equity for debt would result in current stockholders’ ownership interest being significantly diluted and potentially a substantial decline in the price of our Common Stock.

There can be no assurance that we will be able to successfully restructure our indebtedness. If we are unable to restructure our indebtedness or unable to otherwise service our indebtedness, we might be forced to reorganize under federal bankruptcy laws, which could negatively affect our revenues and the price of our Common Stock.

As previously announced, the Company will host a conference call on Wednesday, November 7, 2007 at 4:30 p.m. eastern time to discuss its third quarter 2007 financial results. To access the call, please call Genesys Conferencing at (866) 235-9589 by 4:20 p.m. and identify the call as Conference ID 1161522 to enter the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website www.ampex.com, Investor Relations, “Third Quarter 2007 Earnings Call,” for approximately one week shortly after the call has been concluded.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having recently and in the past experienced losses and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense, and its ability to restructure its outstanding indebtedness; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements or other patent monetization arrangements covering its digital technologies; the risk that the Company’s efforts to further commercialize its intellectual property portfolio will not be successful; delays that might be experienced in the receipt of anticipated royalties from license agreements presently in effect; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities, and the possible need to raise additional capital or restructure its indebtedness in order to meet the Company’s obligations, and the risk that it will not be able to do so; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2006 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 which have been filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, which is expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,141	$11,719
Accounts receivable (net of allowances of $117 in 2007 and $125 in 2006)	4,479	5,235
Inventories	6,142	6,366
Royalties receivable	79	270
Cash collateral on letter of credit	1,522	1,522
Other current assets	1,075	510

Total current assets	22,438	25,622
Property, plant and equipment	639	923
Other assets	252	372

Total assets	$23,329	$26,917

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$10,794	$1,704
Accounts payable	1,220	3,315
Net liabilities of discontinued operations	1,075	1,249
Accrued restructuring costs	582	594
Pension and other retirement plans	900	888
Other accrued liabilities	5,548	8,625

Total current liabilities	20,119	16,375
Long-term debt	40,496	34,227
Pension and other retirement plans	61,133	78,035
Other liabilities	783	842
Accrued restructuring costs	—	436
Net liabilities of discontinued operations	1,268	1,405

Total liabilities	123,799	131,320

Commitments and contingencies
Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares
Issued and outstanding - none	—	—
Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares
Issued and outstanding - none	—	—
Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares
Issued and outstanding - none	—	—
Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares
Issued and outstanding - none	—	—
Common stock, $0.01 par value:
Class A:
Authorized: 175,000,000 shares in 2007 and in 2006
Issued and outstanding - 3,924,506 shares in 2007; 3,820,473 in 2006	39	38
Class C:
Authorized: 50,000,000 shares
Issued and outstanding - none	—	—
Other additional capital	455,609	455,237
Accumulated deficit	(458,577)	(459,751)
Accumulated other comprehensive loss	(97,541)	(99,927)

Total stockholders’ deficit	(100,470)	(104,403)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$23,329	$26,917

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Licensing revenue	$2,657	$3,246	$9,870	$7,391
Product revenue	4,883	3,213	14,682	10,900
Service revenue	1,847	2,167	5,437	6,276

Total revenue	9,387	8,626	29,989	24,567

Intellectual property costs	656	1,820	2,162	8,367
Cost of product revenue	2,378	1,946	7,206	5,877
Cost of service revenue	530	582	1,560	1,767
Research, development and engineering	1,306	1,014	3,661	3,229
Selling and administrative	3,939	3,241	11,248	9,358

Total costs and operating expenses	8,809	8,603	25,837	28,598

Operating income (loss)	578	23	4,152	(4,031)
Media pension costs	67	185	181	556
Interest expense	1,169	768	3,100	2,082
Amortization of debt financing costs	2	1	4	3
Interest income	(92)	(67)	(299)	(244)
Other (income) expense, net	(118)	(2,713)	(113)	(3,478)

Income (loss) from continuing operations before income taxes	(450)	1,849	1,279	(2,950)
Provision for income taxes	—	10	15	40

Income (loss) from continuing operations	(450)	1,839	1,264	(2,990)
Loss from discontinued operations (net of taxes of nil in 2007 and 2006)	(90)	—	(90)	(195)

Net income (loss)	(540)	1,839	1,174	(3,185)
Other comprehensive income (loss), net of tax:
Minimum pension adjustment	783	982	2,347	2,947
Foreign currency translation adjustments	46	(25)	39	22

Comprehensive income (loss)	$289	$2,796	$3,560	$(216)

Basic income (loss) per share from continuing operations	$(0.12)	$0.48	$0.33	$(0.78)

Basic loss per share from discontinued operations	$(0.02)	$0.00	$(0.02)	$(0.05)

Basic income (loss) per share	$(0.14)	$0.48	$0.30	$(0.83)

Weighted average number of basic common shares outstanding	3,890,506	3,819,268	3,871,689	3,816,547

Diluted income (loss) per share from continuing operations	$(0.12)	$0.47	$0.33	$(0.78)

Diluted loss per share from discontinued operations	$(0.02)	$0.00	$(0.02)	$(0.05)

Diluted income (loss) per share	$(0.14)	$0.47	$0.30	$(0.83)

Weighted average number of diluted common shares outstanding	3,890,506	3,875,505	3,876,706	3,816,547